UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 13, 2007
INTER-TEL (DELAWARE), INCORPORATED
(Exact Name of Registrant as specified in charter)
Commission File Number 0-10211

Delaware (State or other jurisdiction of incorporation)	86-0220994 I.R.S. Employer Identification Number

1615 S. 52nd Street
Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 449-8900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 13, 2007, the Compensation Committee (the “Committee”) of the Board of Directors (the”Board”) of Inter-Tel (Delaware), Incorporated (the “Company”) approved a 2007 Bonus Plan for the executive officers (the “Plan”). The participants in the Plan include the following named executive officers of the Company.

Name	Position
Norman Stout	Chief Executive Officer

Craig W. Rauchle	President, Chief Operating Officer

Jeff T. Ford	Sr. Vice President and Chief Technology Officer

John L. Gardner	Sr. Vice President and General Counsel

Kurt R. Kneip	Sr. Vice President and Chief Financial Officer
The Plan is designed to align compensation of senior management with key financial drivers and establishes the bonus potential and the criteria for the payment of annual bonuses, if any, to the Company’s named executive officers. The maximum bonus for each officer is determined primarily as a percentage of base salary. The target bonuses as a percentage of base salary ranged from 70 percent to 100 percent. For each of the officers except for Jeff Ford, the bonus to be earned is dependent entirely on meeting established earnings per share and revenue goals. Mr. Ford’s bonus is determined eighty percent on meeting the earnings per share and revenue goals and twenty percent on meeting divisional targets. The bonuses are earned on a sliding scale, with minimum metrics that must be met to earn any bonus, target metrics that must be met to earn the targeted bonus and maximum metrics that must be achieved to earn the highest potential bonus. The bonus payout increases ratably for achievements between the minimum and maximum metrics. In the event that the target metrics are surpassed, a participant in the Plan may earn an additional bonus payment on a sliding scale up to a maximum of 25% of such participant’s target bonus. The specific earnings per share, revenue and divisional targets have not been included in this description in order to maintain the confidentiality of the Company’s confidential or commercial business information.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTER-TEL, INCORPORATED

Dated: February 19, 2007	By:	/s/ Norman Stout
Norman Stout
Chief Executive Officer